Trecora Resources Announces First Quarter 2021 Results • First quarter net loss and Adjusted EBITDA negatively impacted by the Texas freeze event in February 2021 • First quarter net loss from continuing operations of $4.4 million compared to net income from continuing operations of $5.9 million last year • First quarter Adjusted EBITDA from continuing operations of $(0.5) million • First quarter launch of $20 million share repurchase program • Conference call at 10:00 am ET, May 5, 2021 SUGAR LAND, Texas, May 4, 2021 – Trecora Resources (“Trecora” or the “Company”) (NYSE: TREC), a leading provider of specialty hydrocarbons and specialty waxes, today announced financial results for the first quarter ended March 31, 2021. Executive Commentary “Over the last year, we have been focused on strengthening our balance sheet and managing through the uncertainties and disruptions created by the COVID-19 pandemic, ensuring that Trecora emerged in a position of strength. In addition, prudent capital allocation has been at the forefront of our agenda, including returning value to our stockholders,” said Pat Quarles, Trecora's President and Chief Executive Officer. “We entered the first quarter well-positioned to both benefit from the recovery and leverage our evolving growth portfolio. However, the February freeze event in Texas resulted in significant disruptions to our customers and supply chain, as well as damage to our plants, thus impacting our first quarter results. “Following the freeze event, the Board authorized a $20 million share repurchase program in March which reflects the resilience of our business, our strong balance sheet and ample liquidity. We also advanced our growth program by converting recent successful plant trials into new custom processing commitments. We remain committed to our goal of creating long- term value for our stockholders through growth and prudent capital allocation,” concluded Mr. Quarles. Sami Ahmad, Trecora's Chief Financial Officer stated, “The Texas freeze event resulted in significant loss of sales as well as higher utility, repair and maintenance costs at both facilities. Net loss from continuing operations was $4.4 million in the first quarter of 2021. We estimate the total impact to first quarter Adjusted EBITDA from continuing operations was between $4.5 to $5.0 million, including higher costs of approximately $1.9 million. While the impact of the Texas freeze event was largely confined to the first quarter, certain customer and suppliers

2 continued to experience residual effects into the second quarter. Finally, our liquidity remains excellent with cash at the end of the quarter of $53.0 million and an undrawn revolver. We believe we have financial flexibility for growth and are firmly positioned to manage market- related business disruptions,” concluded Mr. Ahmad. First Quarter 2021 Financial Results Net loss in the first quarter of 2021 was $4.4 million, or $(0.18) per diluted share1, compared to net income of $10.7 million, or $0.42 per diluted share2, in the first quarter of 2020. Net loss from continuing operations in the first quarter of 2021 was $4.4 million, or $(0.18) per diluted share3, compared to net income from continuing operations of $5.9 million, or $0.23 per diluted share4, in the first quarter of 2020. Adjusted EBITDA from continuing operations was $(0.5) million for the first quarter of 2021, compared with Adjusted EBITDA from continuing operations of $5.5 million in the first quarter of 2020. Total revenue in the first quarter of 2021 was $54.6 million, compared to $62.1 million in the first quarter of 2020. This 12.1% year-over-year decline was primarily due to lower sales volumes for prime products and by-products which were impacted by the Texas freeze event in February 2021 which resulted in widespread utilities failures and rolling blackouts across the state and region as well as the continued impact of the COVID-19 pandemic. This caused significant disruptions for our suppliers, customers and at our own facilities. Gross profit in the first quarter of 2021 was $2.3 million, or 4.3% of total revenues, compared to $8.1 million, or 13.0% of total revenues in the first quarter of 2020. Operating loss in the first quarter of 2021 was $5.2 million, compared to operating income of $1.2 million for the first quarter of 2020. Specialty Petrochemicals Specialty Petrochemicals net income was $0.2 million in the first quarter of 2021, compared to net income of $4.6 million in the first quarter of 2020. Specialty Petrochemicals volume in the first quarter of 2021 was 17.2 million gallons, compared to 22.1 million gallons in the fourth quarter of 2020 and 19.7 million gallons in the first quarter of 2020. Sales revenues for our Specialty Petrochemicals products decreased 11.4% year-over-year, primarily due to the Texas freeze event. This caused significant disruptions for our suppliers, customers and at our own facilities. In addition, sales were also generally weaker compared to the same period last year due to the continued impact of the COVID-19 pandemic and weaker oil sands demand. Prime product volume in the first quarter of 2021 was 14.7 million gallons, compared to 17.6 million gallons in the fourth quarter of 2020 and 16.2 million gallons in the first quarter of 2020. By-product sales volume was 2.5 million gallons in the first quarter of 2021. Adjusted EBITDA 1 Based on 24.9 million shares outstanding 2 Based on 25.3 million shares outstanding 3 Based on 24.9 million shares outstanding 4 Based on 25.3 million shares outstanding

3 from continuing operations for Specialty Petrochemicals in the first quarter of 2021 was $2.6 million, compared to $6.5 million in the first quarter of 2020. Dollar amounts in thousands/rounding may apply THREE MONTHS ENDED MARCH 31, 2021 2020 % Change Product sales $44,658 $50,386 (11.4%) Processing fees 1,254 1,244 0.8% Gross revenues $45,912 $51,630 (11.1%) Operating profit before depreciation and amortization 2,571 6,490 (60.4%) Operating profit (loss) (231) 3,872 (106.0%) Net profit (loss) before taxes (297) 2,942 (110.1%) Depreciation and amortization 2,802 2,617 7.1% Adjusted EBITDA 2,569 6,473 (60.3%) Capital expenditures 3,567 1,601 122.8% Specialty Waxes Specialty Waxes net loss was $2.0 million in the first quarter of 2021, compared to net income of $1.2 million in the first quarter of 2020. Specialty Waxes generated revenues of approximately $8.7 million in the first quarter of 2021, a $0.3 million decrease from $9.0 million in the fourth quarter of 2020, and a $1.8 million decrease from the first quarter of 2020. Revenue included approximately $6.9 million of wax product sales in the first quarter of 2021, 1.6% higher than the same quarter last year, due to higher selling prices. Wax sales volumes decreased approximately 13.2%, or over 1.3 million pounds, from the first quarter of 2020. Despite utilizing existing inventories, wax sales volumes were depressed due to extended disruptions to feed supply and production limitations at our Pasadena facility resulting from the Texas freeze event. Processing fees, which were approximately $1.8 million in the first quarter of 2021, a decrease of 51.5%, or approximately $1.9 million, from the first quarter of 2020, driven by lower demand resulting from the Texas freeze event in February 2021 and the resulting impacts on our customers. Adjusted EBITDA for Specialty Waxes in the first quarter of 2021 was $(0.5) million, compared to $1.1 million in the first quarter of 2020.

Dollar amounts in thousands/rounding may apply	**THREE MONTHS ENDED MARCH 31,**		
	2021	**2020**	**% Change**
Product sales	$6,907	$6,797	1.6%
Processing fees	1,766	3,640	(51.5%)
Gross revenues	$8,673	$10,437	(16.9%)
Operating profit (loss) before depreciation and amortization	(481)	1,066	(145.1%)
Operating loss	(1,957)	(262)	(646.9%)
Net loss before taxes	(1,954)	(242)	(707.4%)
Depreciation and amortization	1,476	1,328	11.1%
Adjusted EBITDA	(479)	1,104	(143.4%)
Capital expenditures	1,214	316	284.2%

Outlook

"In the second quarter we are seeing several positive developments. The strength of the US economy is driving solid demand across all of our key end-uses. It is also supporting price increase initiatives in the market. We successfully increased solvent and wax prices recently and are seeing the aromatics market improve significantly, which benefits our by-product pricing. We are also seeing a step-up in our custom processing activities due to both demand from our pre-existing customers as well as new business from our growth program. Some headwinds remain in the quarter as several of our solvents customers continue to have production constraints due to the Texas freeze event and supply chain disruptions from the strengthening US economy generally are a challenge," stated Mr. Quarles.

Earnings Call

Tomorrow's conference call, on May 5, 2021 at 10:00 am Eastern Time, will be simulcast live on the Internet, and can be accessed on the investor relations section of the Company's website at http://www.trecora.com/ or at https://edge.media-server.com/mmc/p/i4wzozbc. A replay of the call will also be available through the same link.

To participate via telephone, callers should dial in at least ten to fifteen minutes prior to the 10:00 am Eastern Time start; domestic callers (U.S. and Canada) should call +1-866-417-5724 or +1-409-217-8234 if calling internationally, using the conference ID 5146023. To listen to the playback, please call 1-855-859-2056 if calling within the United States or 1-404-537-3406 if calling internationally. Use pin number 5146023 for the replay.

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5 Use of Non-GAAP Measures This earnings press release includes non-GAAP financial measures of EBITDA from continuing operations and Adjusted EBITDA from continuing operations and also provides reconciliations from our most directly comparable GAAP financial measures to those measures. We believe these financial measures provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We also believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. These measures are not measures of financial performance or liquidity under GAAP and should be considered in addition to, and not as a substitute for, analysis of our results under GAAP. We define EBITDA from continuing operations as net income (loss) from continuing operations plus interest expense, income tax expense (benefit), depreciation and amortization. We define Adjusted EBITDA from continuing operations as EBITDA from continuing operations plus share-based compensation, plus restructuring and severance expenses, plus impairment losses and plus or minus gains or losses on disposal of assets. Forward-Looking Statements Some of the statements and information contained in this earnings press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company’s financial position, business strategy and plans and objectives of the Company’s management for future operations and other statements that are not historical facts, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “outlook,” “may,” “will,” “can,” “shall,” “should,” “could,” “expects,” “plans,” “anticipates,” “contemplates,” “proposes,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” “intend,” or the negative of such terms and other comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause the actual results, performance or our achievements, or industry results, to differ materially from historical results, any future results, or performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and factors include, but are not limited to the impacts of the COVID-19 pandemic on our business, financial results and financial condition and that of our customers, suppliers, and other counterparties; general economic and financial conditions domestically and internationally; insufficient cash flows from operating activities; our ability to attract and retain key employees; feedstock and product prices; feedstock availability and our ability to access third party transportation; competition; industry cycles; natural disasters or other severe weather events (including the Texas freeze event), health epidemics and pandemics (including the COVID-19 pandemic) and terrorist attacks; our ability to consummate extraordinary

6 transactions, including acquisitions and dispositions, and realize the financial and strategic goals of such transactions; technological developments and our ability to maintain, expand and upgrade our facilities; regulatory changes; environmental matters; lawsuits; outstanding debt and other financial and legal obligations (including having to return the amounts borrowed under the Paycheck Protection Program or failing to qualify for forgiveness of such loans, in whole or in part); difficulties in obtaining additional financing on favorable conditions, or at all; local business risks in foreign countries, including civil unrest and military or political conflict, local regulatory and legal environments and foreign currency fluctuations; and other risks detailed in our latest Annual Report on Form 10-K, including but not limited to, “Part I, Item 1A. Risk Factors" and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the SEC. Many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic and other natural disasters such as severe weather events (including the Texas freeze event). There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this earnings release and the information included in our prior releases, reports and other filings with the SEC, the information contained in this earnings release updates and supersedes such information. Forward-looking statements are based on current plans, estimates, assumptions and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events. About Trecora Resources (TREC) TREC owns and operates a specialty petrochemicals facility specializing in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities. Investor Relations Contact: Jason Finkelstein The Piacente Group, Inc. 212-481-2050 trecora@tpg-ir.com

7 TRECORA RESOURCES AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

8 TRECORA RESOURCES AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME

9 * Discontinued Operations only applicable within the Corporate segment TRECORA RESOURCES AND SUBSIDIARIES RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES EBITDA from continuing operations and Adjusted EBITDA from continuing operations (thousands of dollars; rounding may apply)